As filed with the Securities and Exchange Commission on October 5, 2007
                                                 Registration No. 333- _________

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            NORTH PENN BANCORP, INC.
   (exact name of registrant as specified in its certificate of incorporation)

         PENNSYLVANIA                                     26-0261305
(state or other jurisdiction of                (IRS Employer Identification No.)
 incorporation or organization)

                                216 ADAMS AVENUE
                          SCRANTON, PENNSYLVANIA 18503
                                 (570) 344-6113
               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                            NORTH PENN BANCORP, INC.
                         2006 OMNIBUS STOCK OPTION PLAN
                            (Full Title of the Plan)
                      ------------------------------------

FREDERICK L. HICKMAN                               COPIES TO:
PRESIDENT AND CHIEF EXECUTIVE OFFICER              AARON M. KASLOW
NORTH PENN BANCORP, INC.                           COREY D. O'BRIEN
216 ADAMS AVENUE                                   MULDOON MURPHY & AGUGGIA LLP
SCRANTON, PENNSYLVANIA  18503                      5101 WISCONSIN AVENUE, N.W.
(570) 344-6113                                     WASHINGTON, DC 20016
(Name, address, including zip code, and telephone (202) 362-0840 number, including area code, of agent for service)

                                        CALCULATION OF REGISTRATION FEE

====================================================================================================================
    Title of each Class of                             Proposed Maximum       Proposed Maximum        Amount of
      Securities to be            Amount to be        Offering Price Per     Aggregate Offering      Registration
        Registered                Registered(2)            Share                   Price                 Fee
--------------------------------------------------------------------------------------------------------------------
        Common Stock
       $.10 Par Value            29,484 Shares(3)          $10.21(4)               $301,032            $ 9.24
--------------------------------------------------------------------------------------------------------------------
        Common Stock
       $.10 Par Value            71,137 Shares(5)          $10.29(6)               $732,000            $22.47
====================================================================================================================

(1) North Penn Bancorp, Inc. ("North Penn" or the "Company") is offering shares of the common stock pursuant to the North Penn Bancorp, Inc. 2006 Omnibus Stock Option Plan (the "Plan") which pursuant to the terms of the Plan became a plan of North Penn Bancorp upon completion of the conversion and offering shares of New North Penn Bancorp, Inc.
(2) Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Plans as the result of a stock split, stock dividend or similar adjustment to the outstanding common stock of North Penn (the "Common Stock") pursuant to 17 C.F.R. ss.230.416(a).
(3) Represents the total number of shares of Common Stock currently available for issuance upon the exercise of options granted under the Plan, but not yet exercised.
(4) Estimated solely for the purpose of calculating the registration fee. Represents the weighted average price per share at which options have been granted under the Plan.
(5) Represents the number of shares which have been reserved under the Plan for stock options not yet granted and for restricted stock not yet granted or vested.
(6) Estimated solely for the purpose of calculating the registration fee. The price represents the average of the high and low sales prices for the Common Stock on October 4, 2007.

THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IMMEDIATELY UPON FILING IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND 17 C.F.R. SECTION 230.462.

NORTH PENN BANCORP, INC.

PART I     INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEMS 1 & 2. The registrant has assumed the North Penn Bancorp, Inc. 2006 Omnibus Stock Option Plan (the "Plan") and in connection therewith is offering shares of its common stock pursuant to the Plan. The document containing the information for the Plan required by Part I of the Registration Statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1). Said document is not filed with the Securities and Exchange Commission (the "SEC") either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424, in reliance on Rule 428. Said document and the information incorporated by reference pursuant to Item 3 of
Part II of this Registration Statement, taken together, constitute a prospectus for the Registration Statement.

PART II   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed or to be filed with the SEC are incorporated by reference in this Registration Statement:

        (a) The Prospectus filed with the SEC by North Penn (File No. 333-143601) pursuant to rule 424(b)(3) on August 16, 2007, which includes the consolidated statements of operations, changes in stockholder's equity and cash flows for the years ended December 31, 2006 and 2005.

        (b) The Quarterly Report on Form 10-QSB filed by North Penn for the fiscal quarter ended June 30, 2007, filed with the SEC on September 18, 2007.

        (c) The description of North Penn's Common Stock contained in the Prospectus under the heading "Description of New North Penn Bancorp Common Stock", in the Company's Registration Statement on Form SB-2 filed on June 8, 2007, as amended (File No. 333-143601).

        (d) All documents filed by the Company pursuant to Sections 13(a) and (c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except items 2.02, 7.01 and
                  9.01 filed under Form 8-K, after the date hereof and prior to the filing of a post-effective amendment which deregisters all securities then remaining unsold.

         ANY STATEMENT CONTAINED IN THIS REGISTRATION STATEMENT, OR IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR PURPOSES OF THIS REGISTRATION STATEMENT TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN, OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, MODIFIES OR SUPERSEDES SUCH STATEMENT. ANY SUCH STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS REGISTRATION STATEMENT.

ITEM 4.  DESCRIPTION OF SECURITIES

         The common stock to be offered pursuant to the Plans has been registered pursuant to Section 12 of the Exchange Act. Accordingly, a description of the common stock is not required herein.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         None.

         The validity of the Common Stock offered hereby has been passed upon by Muldoon Murphy & Aguggia LLP, Washington, DC, for the Registrant.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Articles of Incorporation of the Company provide as follows:

         ARTICLE 10. INDEMNIFICATION, ETC. OF OFFICERS, DIRECTORS, EMPLOYEES, AND AGENTS.

         A. PERSONS. The Company shall indemnify any person who was or is a
            -------
party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, including actions by or in the right of the Company, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee, fiduciary, or agent of another corporation, partnership, joint venture, trust, or other enterprise.

         B. EXTENT - DERIVATIVE ACTIONS. In the case of a threatened, pending,
            ---------------------------
or completed action or suit by or in the right of the Company against a person named in paragraph A by reason of such person holding a position named in paragraph A, the Company shall indemnify such person if such person satisfies the standard in paragraph C, for expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of the action or suit.

         C. STANDARD -- DERIVATIVE SUITS. In the case of a threatened, pending,
            ----------------------------
or completed action or suit by or in the right of the Company, a person named in paragraph A shall be indemnified only if:

                  1. such person is successful on the merits or otherwise; or

                  2. such person acted in good faith in the transaction that is the subject of the suit or action, and in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, including, but not limited to, the taking of any and all actions in connection with the Company's response to any tender offer or any offer or proposal of another party to engage in a Business Combination (as defined in Article 13 of these Articles) not approved by the Board of Directors. However, such person shall not be indemnified in respect of any claim, issue, or matter as to which such person has been adjudged liable to the Company unless (and only to the extent that) the court of common pleas or the court in which the suit was brought shall determine, upon application, that despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

         D. EXTENT -- NONDERIVATIVE SUITS. In case of a threatened, pending, or
            -----------------------------
completed suit, action, or proceeding (whether civil, criminal, administrative, or investigative), other than a suit by or in the right of the Company, together hereafter referred to as a nonderivative suit, against a person named in paragraph A by reason of such person holding a position named in paragraph A, the Company shall indemnify such person if such person satisfies the standard in paragraph E, for amounts actually and reasonably incurred by such person in connection with the defense or settlement of the nonderivative suit, including, but not limited to (i) expenses (including attorneys' fees), (ii) amounts paid in settlement, (iii) judgments, and (iv) fines.

          E. STANDARD -- NONDERIVATIVE SUITS. In case of a nonderivative suit, a
            -------------------------------
person named in paragraph A shall be indemnified only if:

            1. such person is successful on the merits or otherwise; or

            2. such person acted in good faith in the transaction that is the subject of the nonderivative suit and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Company, including, but not limited to, the taking of any and all actions in connection with the Company's response to any tender offer or any offer or proposal of another party to engage in a Business Combination (as defined in Article 13 of these Articles) not approved by the Board of Directors and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe such person's conduct was unlawful. The termination of a nonderivative suit by judgment, order, settlement, conviction, or upon a plea of NOLO CONTENDERE or its equivalent shall not, in itself, create a presumption that the person failed to satisfy the standard of this paragraph E.2.

         F. DETERMINATION THAT STANDARD HAS BEEN MET. A determination that the
            ----------------------------------------
standard of paragraph C or E has been satisfied may be made by a court, or, except as stated in paragraph C.2 (second sentence), the determination may be made by:

            1. the Board of Directors by a majority vote of a quorum consisting of directors of the Company who were not parties to the action, suit, or proceeding;

            2. if such a quorum is not obtainable or if obtainable and a majority of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

            3.   the shareholders of the Company.

         G. PRORATION. Anyone making a determination under paragraph F may
            ---------
determine that a person has met the standard as to some matters but not as to others, and may reasonably prorate amounts to be indemnified.

         H. ADVANCEMENT OF EXPENSES. Reasonable expenses incurred by a director
            -----------------------
or officer of the Company in defending a civil or criminal action, suit, or proceeding described in Article 10.A may be paid by the Company in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Company.

         I. OTHER RIGHTS. The indemnification and advancement of expenses
            ------------
provided by or pursuant to this Article 10 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any insurance or other agreement, vote of shareholders or directors, or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors, and administrators of such person.

         J. INSURANCE. The Company shall have the power to purchase and maintain
            ---------
insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of this
Article 10.

         K. SECURITY FUND; INDEMNITY AGREEMENTS. By action of the Board of
            -----------------------------------
Directors (notwithstanding their interest in the transaction), the Company may create and fund a trust fund or fund of any nature, and may enter into agreements with its officers, directors, employees, and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in this Article 10.

         L. MODIFICATION. The duties of the Company to indemnify and to advance
            ------------
expenses to any person as provided in this Article 10 shall be in the nature of a contract between the Company and each such person, and no amendment or repeal of any provision of this Article 10, and no amendment or termination of any trust or other fund created pursuant to Article 10.K hereof, shall alter to the detriment of such person the right of such person to the advancement of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal, or termination.

         M. PROCEEDINGS INITIATED BY INDEMNIFIED PERSONS. Notwithstanding any
            --------------------------------------------
other provision in this Article 10, the Company shall not indemnify a director, officer, employee, or agent for any liability incurred in an action, suit, or proceeding initiated by (which shall not be deemed to include counter-claims or affirmative defenses) or participated in as an intervenor or amicus curiae by the person seeking indemnification unless such initiation of or participation in the action, suit, or proceeding is authorized, either before or after its commencement, by the affirmative vote of a majority of the directors then in office.

         N. SAVINGS CLAUSE. If this Article 10 or any portion hereof shall be
            --------------
invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify each director, officer, employee, and agent of the Company as to costs, charges, and expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including an action by or in the right of the Company to the fullest extent permitted by any applicable portion of this Article 10 that shall not have been invalidated and to the fullest extent permitted by applicable law.

         If the laws of the Commonwealth of Pennsylvania are amended to permit further indemnification of the directors, officers, employees, and agents of the Company, then the Company shall indemnify such persons to the fullest extent permitted by law. Any repeal or modification of this Article by the shareholders of the Company shall not adversely affect any right or protection of a director, officer, employee, or agent existing at the time of such repeal or modification.

         The Company also maintains directors and officers insurance to insure its directors and officers and the directors and officers of its subsidiaries against certain liabilities.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

ITEM 8.  LIST OF EXHIBITS

         The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 (numbering corresponds generally to Exhibit Table in Item 601 of Regulation S-K):

         5 Opinion of Muldoon Murphy & Aguggia LLP, Washington, DC, as to the legality of the Common Stock registered hereby.

         10.1    North Penn Bancorp, Inc. 2006 Omnibus Stock Option Plan. (1)

         23.1 Consent of Muldoon Murphy & Aguggia LLP (contained in the opinion included as Exhibit 5).

         23.2    Consent of McGrail Merkel Quinn & Associates

         24      Power of Attorney is located on the signature pages.
_____________________
(1) Incorporated herein by reference to the North Penn Bancorp, Inc. Annual Meeting Proxy Statement filed with the SEC on March 31, 2006 (File No. 000-51234)

ITEM 9.  UNDERTAKINGS

         (a) The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section
                    10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                    arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) To include any material information with
                    respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (c)-(g) Not applicable.

         (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         (i)-(l) Not applicable.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, North Penn Bancorp, Inc. hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scranton, Commonwealth of Pennsylvania on this 5th day of October 2007.

                                    NORTH PENN BANCORP, INC.



                                    By: /s/ Frederick L. Hickman
                                        --------------------------------------
                                        Frederick L. Hickman
                                        President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below (other than Mr. Hickman) constitutes and appoints Frederick L. Hickman as the true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to the Form S-8 Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, respectively, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and things requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Name                                        Title                                     Date
----                                        -----                                     ----
/s/ Frederick L. Hickman                    President and Chief                       October 5, 2007
-----------------------------               Executive Officer (Principal
Frederick L. Hickman                        Executive Officer)


/s/ Glenn J. Clark                          Assistant Vice President,                 October 5, 2007
-----------------------------               and Controller
Glenn J. Clark                              (Principal Financial Officer)


/s/ Gordon S. Florey
-----------------------------               Director                                  October 5, 2007
Gordon S. Florey


/s/ Herbert C. Kneller
-----------------------------               Director                                  October 5, 2007
Herbert C. Kneller


/s/ Kevin M. Lamont
-----------------------------               Director                                  October 5, 2007
Kevin M. Lamont


                                                    7



/s/ Virginia D. McGregor
-----------------------------               Director                                  October 5, 2007
Virginia D. McGregor


/s/ Frank H. Mechler
------------------------------              Director                                  October 5, 2007
Frank H. Mechler


/s/ James W. Reid
------------------------------              Director                                  October 5, 2007
James W. Reid


/s/ David Samuel
------------------------------              Director                                  October 5, 2007
David Samuel



                                  EXHIBIT INDEX
                                  -------------


 EXHIBIT NO.    DESCRIPTION                                       METHOD OF FILING
----------------------------------------------------------------------------------------------------
      5        Opinion of Muldoon Murphy & Aguggia LLP            Filed herewith.

     10.1      North Penn Bancorp, Inc. 2006 Omnibus Stock        Incorporated by reference.
               Option Plan

     23.1      Consent of Muldoon Murphy & Aguggia LLP            Contained in Exhibit 5 hereof.

     23.2      Consent of McGrail Merkel Quinn & Associates       Filed herewith.

      24       Power of Attorney                                  Located on the signature page.
